EXHIBIT 10.1


                            EMPLOYMENT  AGREEMENT

This Agreement is entered effective the 1st day of April. 2001 by and between United Heritage Corporation, a Utah corporation ("UHCP") National Heritage Sales Corporation a Texas corporation ("Heritage"), and Mark Church, an individual (the "Employee")

                                    RECITALS

WHEREAS, UHCP and the Employee entered into a prior Consulting Agreement dated July 18, 2000 ("Prior Agreement")

WHEREAS, the parties desire to terminate the Prior Agreement and enter into an employment agreement;

WHEREAS, the partied desire to enter into this Agreement pursuant to which Heritage shall employ the Employee;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the partied agree as follows:

1. Employment. During the term of this Agreement, the Employee shall be employed as the President and Chief Executive Officer of Heritage. The Employee shall be based at Heritage's headquarters in Cleburne, Texas, although he may also perform his duties at other locations acceptable to Heritage. His duties shall include (a) providing advise when reasonably requested by Heritage with respect to marketing Heritage's meat products (the ("Products") to grocery chains and other purchasers, wholesale or retail, of Products, (b) coordinating all activities surrounding the buying, preparing, packaging and shipping of National's Products, and (c) negotiating all sales of Products to food stores and through food brokers. The Employee shall be subject to oversight by Heritage's Board of Directors. The Employee shall bear his own expenses provided however that the Employee's travel expenses incurred at the request of Heritage and for its exclusive benefit shall be reimbursed by Heritage. Other travel expenses incurred by the Employee in pursuit of sales, either directly or by brokers, shall be paid and borne by the Employee.

2. Compensation. As the exclusive compensation for the services of the Employee to be furnished under this Agreement, UHCP grants to the Employee an option to purchase 510,000 shares of the common stock, $0.001 par value per share, to be issued by it at an exercise price of $1.50 per share. These options shall be exercisable as described below. The first installment of 210,000 options (i.e., options to purchase 210,000 shares) shall vest upon execution of this Agreement, and an additional 150,000 options shall vest on each of the first and second anniversary of the effective date of this Agreement. All unexercised options shall expire on the fifth anniversary of the effective date of this Agreement.

All  options  not previously exercisable shall become exercisable immediately if
(a) Walter G. Mize, persons controlled by him and his wife, brothers and his and their children and grandchildren are no longer entitled to elect a majority of the members of the Board of Directors of UHCP, or (b) UHCP to ceases to hold a majority of the outstanding common stock issued by Heritage.

UHCP agrees to use its best efforts to cause the shares of its common stock issued upon exercise of the options to be registered under the Securities Act of 1933, as amended, on Form S-8. In the event that this registration is unavailable, the Employee and UHCP agree to use their best efforts to cause these shares to be registered under the Securities Act of 1933, as amended, or issued pursuant to an exemption from this registration requirement. The Employee shall be paid damages arising if UHCP fails to register these securities as described in this Section 2 for a period of one-hundred, twenty (120) consecutive days or longer.

The  Employee  shall  not  be  paid  any  cash  compensation  for  his services.

3. Term. Either party to this Agreement may terminate the Agreement by written notice delivered to the other at least 90 days but no more than 180 days prior to the effective date of the termination. In addition, this Agreement shall terminate immediately upon the death, or "disability" of the Employee or the commission of any act that constitutes "cause". As used herein, "disability" shall mean the inability of the Employee to perform substantially all of his duties under this Agreement for a period of one-hundred twenty (120) consecutive days, as determined by a doctor of medicine board-certified in a medical specialty related to the cause of the disability. "Cause" shall mean (a) the Employee's commission of any fraudulent or deceptive act in the course of his employment, (b) the Employee undertakes any acts that reflect any unfavorably, upon Heritage or UHCP in a materiel respect or (a) the Employee commits an act punishable as a felony.

Upon termination of the Agreement by Heritage other than for cause all stock options shall remain in effect. Upon termination by the Employee, all unexercised options (whether vested or not) shall immediately terminate. Termination for cause also terminates all stock options granted hereunder regardless of whether then exercisable.

4. Confidentiality. The Employee covenants and agrees that (a) all information relating to the production of Products (including contents, recipes, marinates, marinating techniques, etc.) shall remain the property of UHCP and Heritage, and
(b) neither the Employee nor MC Development LLC, an entity controlled by the Employee ("Development"), shall disclose to any other person any propriety or confidential information relating to the Products or use or employ this information for the benefit of the Employee, Development or any other person.

5. Public Company. The Employee acknowledges that he has been advised that UHCP is a corporation with publicly traded common stock and he shall be deemed an "officer" of UHCP subject to the provisions of Section 16 of the Securities
Exchange Act of 1934, as amended, binding the legal obligations relating to reporting of transaction and the divestiture of "short - swing" profits.

6. Miscellaneous. This Agreement shall be governed by the laws of the State of Texas. Exclusive venue and jurisdiction for any disputes arising under this Agreement shall be with courts of competent jurisdiction sitting in Johnson County, Texas. All notices required under this Agreement shall be in writing and shall be delivered to the most recent address known to the other party.

7. Prior Agreement. Effective April 1, 2001, the Prior Agreement shall be superceded by this Agreement and all stock options granted under the Prior Agreement shall terminate unexercised.

EXECUTED  as  of  the  date  first  written  above.


                         /s/  Mark  Church
                         _________________________
                         MARK  CHURCH

                         UNITED  HERITAGE  CORPORATION

                         By:  /s/  Walter  G.  Mize
                         _____________________________
                         Walter  G.  Mize,  Chairman  of  the  Board

                         NATIONAL  HERITAGE  SALES
                         CORPORATION


                         By:/s/  Walter  G.  Mize
                          ____________________________

                         Walter  G.  Mize,  Chairman  of  the  Board

AMENDED  AND  RESTATED  LETTER  AGREEMENT

As  of  April  1,  2001

MC  Development  LLC
8401  White  Oak  Avenue,  Suite  109
Rancho  Cucamonga,  CA  91730

Gentlemen:

     National Heritage Sales Corporation ("Heritage") prepares and packages certain marinated and non-marinated meat products under the trademarks
"Heritage" "Heritage Lifestyle" and other related marks (collectively, the "Products") for sale to grocery stores, other vendors, brokers and consumers. M.C. Development LLC ("Development") has knowledge of the retail grocery business that will assist Heritage in the marketing of its Products. This Agreement will confirm the agreement between Heritage and Development relating to the sale of the Products.

     1. Rights. Development shall have the right to market Products in the United States. Development shall initiate contact with purchasing and other representatives of food stores and will make such presentations, tastings, and other promotional activities at its expense as it deems appropriate to market the products to these stores. Heritage shall commit inventory and other resources, as it deems appropriate to assist Development in its efforts under this Agreement. All efforts by Heritage shall be at its expense. Notwithstanding anything herein to the contrary, the marketing services provided by Development shall not include the services provided by Mark Church under that Employment Agreement, of even date, with National and its parent, United Heritage Corporation.

     2. Standard of Conduct. Development shall market the Products using information, data and marketing material furnished by Heritage, and Development shall not use any other material unless first approved by Heritage. All pricing and terms quoted by Development shall be from lists established by Heritage, and no other pricing and terms shall be quoted by Development without Heritage's prior written consent. In all matters, Development shall act as an independent contractor and not as employee or servant of Heritage. All expenses incurred by Development in connection with this Agreement shall be paid and borne by Development. Development and its representatives shall at all times comport themselves in a manner reasonably expected to reflect favorably upon Heritage.

     3. Commissions. During the terms of this Agreement, Heritage shall pay to Development commissions (the "Commissions") equal to $0.10 per pound (packaged weight) of all marinated Products sold to stores located in California and $0.03 per pound (packaged weight) of marinated Products sold to stores located outside of California. Also, Heritage shall pay to Development Commissions equal to $0.05 per pound (packaged weight) of all non-marinated Products sold, regardless of location. The Commission shall be made by Heritage when it receives payment from the Products from the purchaser.

     4     Payments. In addition to the Commissions, Heritage shall make monthly payments to Development in the amount of Seven Thousand ($7,000.00). These shall be paid in arrears on the fifth (5th) day of each month.

     5. Termination. Either party to this Agreement may terminate the Agreement by written notice delivered to the other at least 90 days but no more than 180 days prior to the effective date if the termination. Upon termination of the Agreement by Heritage, Development shall be entitled to receive all Commission previously accrued and Commission computed in the manner provided in
Section 3 for all sales to all stores to which sales were made during the 180 days preceding the effective date of the date of termination and for a period of up to two (2) years thereafter, but only if Development continues to market sales by Heritage to those stores. Upon termination by Development, it shall not be paid any Commission for sales arising after the date of termination. Payments under Section 4 shall accrue and be paid through the date of termination and shall then terminate.

     6. Subcontractors. Development shall have the option of retaining subcontractors to perform some or all of the duties of Development under this Agreement. Heritage shall have the right to demand the immediate removal of each subcontractor for reasonable cause. Development shall cause all subcontractors to comply with the terms and provisions of this Agreement applicable to Development.

     7. Indemnity. Development shall indemnify and hold Heritage harmless from any losses or damages (including uncollectible accounts receivable created by Development or any subcontractor in violation of this Agreement, lost profits, and injury to name and reputation) caused by any conduct by Development or one or more subcontractors that is in violation of the terms and provisions of this Agreement applicable to Development.

     8. Miscellaneous. This Agreement shall be governed by the laws of the State of Texas. Exclusive venue and jurisdiction for any disputes arising under this Agreement shall be with courts of competent jurisdiction sitting in Johnson County, Texas. All notices required under this Agreement shall be in writing and shall be delivered to the most recent address known to the other party. This Agreement amends and restates that certain Letter Agreement dated July 18, 2000, between Heritage and Development, effective April 1, 2001.

Executed  as  of  the  date  first  written  above.

               NATIONAL  HERITAGE  SALES  CORPORATION

               By:  /s/  Walter  G.  Mize
               ---------------------------------
               Walter  G.  Mize,  Chairman  of  the  Board

AGREED  AND  ACCEPTED:

M.  C.  DEVELOPMENT

By:  /s/  Mark  Church
     ___________________
     Member